Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

[                    ]

This Limited Liability Company Agreement (together with the schedules attached hereto, this “Agreement”) of [                     ] (the “Company”), is entered into by ABS Mezzanine III LLC, as the sole equity member (the “Member”), and Paul Rowan and Richard Navarro, as the Springing Members (as defined on Schedule A hereto). Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

The Member, by execution of this Agreement, hereby forms the Company as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. §18-101 et seq.), as amended from time to time (the “Act”), and this Agreement, and the Member and Paul Rowan and Richard Navarro hereby agree as follows:

Section 1.    Name.

The name of the limited liability company formed hereby is [                    ].

Section 2.    Principal Business Office.

The principal business office of the Company shall be located at 250 East Park Center Blvd, West Plaza, Boise, Idaho 83726 or such other location as may hereafter be determined by the Member.

Section 3.    Registered Office.

The address of the registered office of the Company in the State of Delaware is c/o National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware 19901.

Section 4.    Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware 19901.

Section 5.    Members.

(a)    The mailing address of the Member is set forth on Schedule B attached hereto. The Member was admitted to the Company as a member of the Company upon its execution of a counterpart signature page to this Agreement.

(b)    The Member may act by written consent.

(c)    The Member shall at all times cause there to be at least two Persons bound by this Agreement as Springing Members. Upon the occurrence of any event that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 21 and 23, or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Sections 22 and 23), each Springing Member shall, without any action of any Person and simultaneously with the Member ceasing to be a member of the Company, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution. No Special Member may resign from the Company or transfer its rights as Special Member unless a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement; provided, however, the Special Members shall automatically cease to be members of the Company upon the admission to the Company of a substitute Member. Each Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Pursuant to Section 18-301 of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. A Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the Act, each Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company. In order to implement the admission to the Company of each Special Member, each Springing Member shall execute a counterpart to this Agreement. Prior to its admission to the Company as Special Member, each Springing Member shall not be a member of the Company.

(d)    The Member intends that the Company will be a disregarded entity for federal tax purposes.

Section 6.    Certificates.

Julian M. Wise is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Member or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

Section 7.    Purposes. The purpose to be conducted or promoted by the Company is to engage in the following activities:

(a)    to acquire, own, hold, manage, lease, sell, transfer, service, convey, safekeep, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with, certain real estate which the Company or its subsidiaries has acquired or will acquire, and whether with unrelated third parties or with affiliated entities;

(b)    to acquire, own, hold, sell, transfer, service, convey, safekeep, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with, publicly or privately issued securities and whether with unrelated third parties or with affiliated entities;

(c)    to own equity interests in other limited liability companies or partnerships whose purposes are substantially the same as those set forth in clauses (a) and (b) above; and/or

(d)    to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes (including the entering into of interest rate or basis swap, cap, floor or collar agreements, currency exchange agreements or similar hedging transactions and referral, management, servicing and administration agreements).

Section 8.    Powers.

The Company, and the Member and the Officers of the Company on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 7 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 9.    Management.

(a)    The business and affairs of the Company shall be managed by or under the direction of the Member.

(b)    Powers. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. The Member has the authority to bind the Company.

(c)    Member as Agent. To the extent of its powers set forth in this Agreement the Member is an agent of the Company for the purpose of the Company’s business, and the actions of the Member taken in accordance with such powers set forth in this Agreement shall bind the Company.

Section 10.    Intentionally Omitted.

Section 11.    Officers.

The Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President,

Vice President, Secretary, and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 11 may be revoked at any time by the Member in its sole discretion. The initial Officers are listed on Schedule C attached hereto. The Member may revise Schedule C in its sole discretion at any time.

Section 12.    Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Member nor the Special Members shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Special Member of the Company.

Section 13.    Capital Contributions.

The Member has contributed to the Company property of an agreed value as listed on Schedule B attached hereto. In accordance with Section 5(c), the Special Members shall not be required to make any capital contributions to the Company.

Section 14.    Additional Contributions.

The Member is not required to make any additional capital contribution to the Company. However, the Member may make additional capital contributions to the Company at any time in its sole discretion. To the extent that the Member makes an additional capital contribution to the Company, the Member shall revise Schedule B of this Agreement. The provisions of this Agreement, including this Section 14, are intended to benefit the Member and the Special Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (other than an Indemnified Person) (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Member and the Special Members shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 15.    Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Member.

Section 16.    Distributions.

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law.

Section 17.    Books and Records.

The Member shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The books of the Company shall at all times be maintained by the Member or the Officers. The Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours. The Company’s books of account shall be kept using the method of accounting determined by the Member. The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Member.

Section 18.    Intentionally Omitted

Section 19.    Other Business.

Notwithstanding any duty otherwise existing at law or in equity, the Member and the Special Members and any Affiliate of the Member or the Special Members may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 20.    Exculpation and Indemnification.

(a)    Subject to the provisions of Section 20(d), the Company shall indemnify, to the fullest extent permitted by law, any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such Person is or was a Member, Special Member, Officer, director, controlling person, employee, legal representative or agent of the Company, or is or was serving at the request of the Company as manager, director, officer, partner, member, shareholder, controlling person, employee, legal representative or agent of another limited liability company, partnership, corporation, joint venture, trust or other enterprise (an “Indemnified Person”), from and against any and all claims, actions, suits, proceedings, liabilities, obligations, losses, damages, judgments, fines, penalties, amounts paid in settlement, interest, costs and expenses (including reasonable attorney’s and accountant’s fees, court costs and other out-of-pocket expenses actually and reasonably incurred in investigating, preparing or defending the foregoing) (including any such brought by or in the right of the Company) suffered or incurred by such Indemnified Person while serving in such capacity or that otherwise in any way relate to or arise out of any action or inaction by such Indemnified Person or the Company (collectively, “Indemnifiable Losses”), if such Indemnified Person acted in good faith and in a manner that such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company and not in violation of this Agreement, and, with respect to a criminal action or proceeding, had no reasonable cause to believe such Person’s conduct was unlawful; provided, that the Company shall have no obligation to indemnify or defend hereunder to the extent such action, suit or proceeding arises from fraud, willful misconduct or gross negligence on the part of such Indemnified Person. Indemnifiable Losses will be reasonably allocated to the Company by the Member.

(b)    Exculpation. No Indemnified Person shall be liable to any Member or Special Member of the Company or the Company for any act or failure to act on behalf of the Company, unless such act or failure to act resulted from fraud, willful misconduct or gross negligence of the Indemnified Person. Each Indemnified Person may consult with legal counsel and accountants in respect of the Company’s affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel or accountants.

(c)    Expenses. Any indemnification under Section 20(a), as well as the advance payment of expenses permitted under Section 20(d) shall be made by the Company to the fullest extent permitted under the Act.

(d)    Advance Payment of Expenses. The expenses of any Member or Special Member of the Company incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such Member (in form and substance, from an indemnitor, reasonably satisfactory to the Member of the Company), to repay the amount if it is ultimately determined by a court of competent jurisdiction that such Member or Special Member is not entitled to be indemnified by the Company. The provisions of this Section 20(d) do not affect and shall not be deemed exclusive of any other rights, including, without, limitation, any rights to indemnification or advancement of expenses to which any such Indemnified Person other than the Members and Special Members of the Company may be entitled under any contract, pursuant to approval of the Members and Special Members of the Company, or otherwise by law.

(e)    Beneficiaries. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Section 20 continues for a Person who has ceased to be a Member, Special Member, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such Person.

(f)    Indemnification Procedure for Third Party and Other Claims. A party against whom indemnification is sought under this Agreement (the “Indemnifying Party”) shall have the right, but not the obligation, exercisable by written notice to the Person seeking such indemnification hereunder (the “Indemnified Party”) within 30 days after receipt of written notice from the Indemnified Party of the commencement of or assertion of any claim, action, suit or proceeding by a third party in respect of which indemnity may be sought hereunder (a “Third Party Claim”), to assume the defense and control the settlement of such Third Party Claim that (a) involves (and continues to involve) solely money damages or (b) involves (and continues to involve) claims for both money damages and equitable relief against the Indemnified Party that cannot be severed, where the claims for money damages are the primary claims asserted by the third party and the claims for equitable relief are incidental to the claims for money damages. The Indemnified Party shall have the right to assume the defense and control the settlement of any Third Party Claim (i) not described in clauses (a) or (b) of the preceding sentence or (ii)

described in clauses (a) or (b) of the preceding sentence whose defense and control of settlement has not been assumed by the Indemnifying Party. The Indemnifying Person or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim that the other is defending, as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld). The Indemnifying Party shall not, without the Indemnified Party’s prior written consent, enter into any compromise or settlement which (A) commits the Indemnified Party to take, or to forbear to take, any action or (B) does not provide for a complete release by such Third Party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief against the Indemnified Party, and shall have the right to settle any Third Party Claim involving money damages for which the Indemnifying Party has not assumed the defense pursuant to this Section 20(f) with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(g)    Other Claims. In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement for other than a Third Party Claim, such Indemnified Party shall send written notice of such claim to the Indemnifying Party. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, the Indemnified Party and the Indemnifying Party shall attempt to resolve such claim by mutual agreement before resorting to other legal means to resolve such claim.

(h)    Limitation on Damages. Notwithstanding anything contained in this Agreement to the contrary, no party shall, to the fullest extent permitted by law, be liable to the other party for any indirect, special, punitive, exemplary or consequential loss or damage (including any loss of revenue or profit) arising out of this Agreement including, without limitation, in respect of any breach by any Member or Special Member of this Agreement; provided, that the foregoing shall not be construed to preclude recovery by the Indemnified Party in respect of Indemnifiable Losses directly incurred from Third Party Claims. Any Indemnified Person shall take commercially reasonable actions to mitigate his, her, its or their damages. The obligation of the Company or any Member or Special Member to indemnify any Indemnified Person with respect to any Indemnifiable Losses hereunder resulting from any action, suit or proceeding shall not exceed the value of the assets of the Company.

Section 21.    Assignments.

The Member may assign in whole or in part its limited liability company interest in the Company. Subject to Section 23, the transferee of a limited liability company interest in the Company shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If the Member transfers all of its limited liability company interest in the Company pursuant to this Section 21, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

Section 22.    Resignation.

If the Member elects, in its sole discretion, to resign, an additional member of the Company shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

Section 23.    Admission of Additional Members.

One or more additional Members of the Company may be admitted to the Company with the written consent of the Member.

Section 24.    Dissolution.

(a)    The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 21 and 23, or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Sections 22 and 23), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of such member in the Company.

(b)    Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member or a Special Member shall not cause the Member or Special Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c)    Notwithstanding any other provision of this Agreement, each of the Member and the Special Members waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Member or a Special Member or the occurrence of an event that causes the Member or a Special Member to cease to be a member of the Company.

(d)    In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(e)    The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 25.    Waiver; Nature of Interest.

Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each of the Member and the Special Members hereby irrevocably waives any right or power that such Person might have to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant to Section 16 hereof. The interest of the Member in the Company is personal property.

Section 26.    Benefits of Agreement; No Third-Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member or a Special Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than Indemnified Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (other than Indemnified Persons).

Section 27.    Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 28.    Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 29.    Binding Agreement.

Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member by the Springing Members, in accordance with its terms.

Section 30.    Intentionally Omitted.

Section 31.    Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 32.    Amendments.

This Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Member.

Section 33.    Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 34.    Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, with a copy to the Company at 250 East Park Center Boulevard, West Plaza, Boise, Idaho 83726, (b) in the case of the Member, to the Member at its address as listed on Schedule B attached hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

Section 35.    Effectiveness.

Pursuant to Section 18-201 (d) of the Act, this Agreement shall be effective as of the time of the filing of the Certificate of Formation with the Office of the Delaware Secretary of State on March 1, 2013.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the      day of March, 2013.

MEMBER:

ABS MEZZANINE III LLC

By:	/s/ Paul G. Rowan
	Name:	Paul G. Rowan
Title:

SPRINGING MEMBERS:

/s/ Paul Rowan
Name:	Paul Rowan

/s/ Richard Navarro
Name:	Richard Navarro

[                    ]

LLC AGREEMENT

SCHEDULE A

Definitions

A.	Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the preamble to this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Agreement” means this Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to, and shall, supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on March 1, 2013, as amended or amended and restated from time to time.

“Company” means [                    ], a Delaware limited liability company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

A-1

“Indemnified Persons” has the meaning set forth in Section 20(a).

“Member” means ABS Mezzanine III LLC, as the initial member of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company; provided, however, the term “Member” shall not include the Special Members.

“Officer” means an officer of the Company as described in Section 11.

“Officer’s Certificate” means a certificate signed by any Officer of the Company who is authorized to act for the Company in matters relating to the Company.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Special Member” means, upon such person’s admission to the Company as a member of the Company pursuant to Section 5(c), a person acting as a Springing Member, in such person’s capacity as a member of the Company. A Special Member shall only have the rights and duties expressly set forth in this Agreement.

“Springing Member” means a Person who is not a Member, but who has executed this Agreement in order that, upon the occurrence of the conditions set forth in Section 5(c), such Person can be admitted to the Company as the Special Member in order that the Company at all times has at least one member.

B.	Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

A-2

SCHEDULE B

Member

Name	Mailing Address	Agreed Value of Capital Contribution	Membership Interest
ABS Mezzanine III LLC	250 East Park Center Boulevard West Plaza Boise, Idaho 83726	$1,000	100%

B-1

SCHEDULE C

OFFICERS

Walter J. Czarniecki—Vice President

Justin Ewing—Vice President

John B. Iverson—Vice President

Susan McMillan—Vice President, Assistant General Counsel & Assistant Secretary

Richard J. Navarro—Chief Financial Officer

J. David Ober—Vice President and Treasurer

Paul G. Rowan—Senior Vice President, General Counsel and Secretary

C-1